Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Snyder’s-Lance, Inc.:

We consent to the use of our reports dated February 25, 2014, with respect to the consolidated balance sheets of Snyder’s-Lance, Inc. and subsidiaries as of December 28, 2013 and December 29, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended December 28, 2013, and the related financial statement schedule, “Valuation and Qualifying Accounts,” and the effectiveness of internal control over financial reporting as of December 28, 2013 incorporated by reference herein.

/s/ KPMG LLP

Charlotte, North Carolina

May 6, 2014